Exhibit 99.1

Permianville Royalty Trust Announces Monthly Operational Update

HOUSTON, Texas—(BUSINESS WIRE)—July 17, 2020

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced the net profits interest calculation for July 2020. The net profits interest calculation represents reported oil production for the month of April 2020 and reported natural gas production during March 2020. The calculation includes accrued costs incurred in May 2020.

Due to the significant decline in sales volumes and commodity prices compared to the prior month, direct operating and development expenses for the current month net profits interest calculation exceeded cash receipts, leading to a shortfall of $0.9 million. As a result, no distribution will be paid to the Trust’s unitholders in August 2020.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations. The amounts in the table have not been adjusted to reflect temporarily delayed sales and shut-in oil volumes for the months of March and April discussed below.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	41,444	1,381	247,040	7,969	$15.58	$1.25
Prior Month	59,043	1,905	321,994	11,103	$31.19	$1.32

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $0.6 million for the current month on realized wellhead prices of $15.58/Bbl, down $1.2 million from the prior month distribution period. Cash receipts declined materially in the current month as some operators of the Underlying Properties looked to defer sales, utilize infield storage and/or temporarily shut-in production to address the oil price volatility experienced in April 2020. Based on current data for the Underlying Properties, the Sponsor indicates that production and cash receipts have begun to normalize.

Recorded natural gas cash receipts from the Underlying Properties totaled $0.3 million for the current month on realized wellhead prices of $1.25/Mcf. Natural gas volumes decreased due to lower realized prices as well as lower production, which was partly due to operators undertaking operational responses similar to those described above with respect to oil production.

Total accrued operating expenses for the period were $1.9 million, a $0.1 million decrease month-over-month from April 2020. Capital expenditures remained steady at $0.1 million from the prior month. The monthly net profits interest calculation includes received oil and natural gas receipts from the operators of the Underlying Properties, but represents accrued operating expenses as well as expenses paid during the period, which for a month where production sales were curtailed can lead to higher operating expenses when compared to production receipts. In addition, in accordance with the terms of the Trust, since 2013, new hedging arrangements burdening the Trust have been prohibited. As a result, all production in which the Trust has an interest is unhedged, and the amount of cash distributions is subject to the possibility of greater fluctuations due to changes in oil and natural gas prices.

The cumulative shortfall in net profits for the current month will be deducted from any net profits in next month’s net profits interest calculation. At this time based on current commodity prices, the Sponsor anticipates that the Underlying Properties will return to generating positive net profits later this year.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures, and expectations regarding the ability of the Underlying Properties to generate positive net profits later this year. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from COERT Holdings 1 LLC (the “Sponsor”) with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which have declined sharply since the beginning of 2020 in response to the economic effects of the COVID-19 pandemic and the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia, resulting in an oversupply of crude oil and exacerbating the decline in crude oil prices, and could remain low for an extended period of time. Continued low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the effect, impact, potential duration or other implications of the COVID-19 pandemic. In addition, future monthly capital expenditures may exceed the average levels experienced in 2019 and prior periods. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020, and the Trust’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the SEC on May 11, 2020. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555